Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of                  , 2025, is by and between Turn Therapeutics, Inc., a Delaware limited liability company (the “Company”), and Bradley E. Burnam (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, in each case on the terms and conditions set forth in this Agreement;

WHEREAS, this Agreement is intended to supersede any and all prior agreements, arrangements and understandings between the Company and the Executive relating to the provision of services by the Executive to the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.           Effectiveness of Agreement; Term of Employment. This Agreement shall become effective as of the date on which the Company’s registration statement on the Form S-1 in connection with the direct listing of its common stock is declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”) and shall remain in effect until terminated in accordance with the provisions set forth herein (the “Term”).

2.           Employment and Duties.

(a)            General. For the period of the Executive’s employment during the Term, the Executive shall serve as the Chief Executive Officer of the Company. The Executive shall have such duties and responsibilities as are commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”). During the Term, the Executive shall directly report to the Board. During the Term, the Executive shall serve as a member of the Board.

(b)            Services. During the period of the Executive’s employment during the Term, the Executive shall devote his full-time working time and attention to the Executive’s duties hereunder, shall faithfully serve the Company and shall use his best efforts to promote and serve the interests of the Company. During the Term, the Executive shall not engage in any other business, profession or occupation, whether paid or unpaid, or serve on any board of directors or any other company; provided, however, that, with the prior written consent of the Board, which consent shall not be unreasonably withheld, the Executive may (i) serve as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of no more than two non-competing business or charitable organizations, (ii) engage in charitable activities and community affairs and (iii) manage the Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder or otherwise create a conflict of interest with the interests of the Company and its subsidiaries.

Notwithstanding the foregoing, the Executive may engage in personal media projects and speaking roles, provided that such activities (i) do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder, (ii) do not create a conflict of interest with the interests of the Company and its subsidiaries and are not competitive with the business of the Company and (iii) are reasonably expected to promote the mission, public visibility or commercial interests of the Company (the “Permitted Projects”). The Company may, at its sole discretion, elect to support or contribute resources to such Permitted Projects if it determines that doing so is in its strategic interest. In connection with any Permitted Projects, the Executive agrees that the Executive will not attribute, or cause to be attributed, any of his own personal views or opinions to the Company or take any action that is or could reasonably be expected to be materially injurious to the operations, financial condition or business reputation of the Company.

(c)            Company Policies. The Executive shall be subject to and shall abide by each of the Company's personnel policies applicable to the Executive to the extent applicable to similarly situated employees of the Company or as otherwise required by law or applicable stock exchange listing rules, including but not limited to, any code of conduct, any insider trading policy, any policy restricting pledging and hedging investments in equity securities of the Company, any share ownership policy or commitment and any policy regarding the recoupment of compensation that the Company may adopt from time to time or that may otherwise be required under any applicable law or applicable listing rules. This Section 2(d) shall survive the termination of the Term.

(d)            Location. The Executive shall perform his duties remotely; provided that the Executive shall travel to other locations as may be reasonably required from time to time to fulfill the Executive’s duties.

3.          Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)            Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $575,000, payable in accordance with the Company’s ordinary payroll practices as established from time to time. During the Term, the Base Salary will be reviewed annually by, and is subject to adjustment at the sole discretion of, the Board (or the compensation committee thereof).

(b)            Annual Bonus. For each fiscal year of the Company during the Term, the Executive shall be eligible to participate in, and receive an annual cash bonus under, the Company's annual cash performance bonus program, as established by the Board (or the compensation committee thereof) from time to time (the “Annual Bonus”). The Executive’s target Annual Bonus shall be equal to 50% of the Executive’s Base Salary in effect for the applicable fiscal year (the “Target Bonus”). The actual amount of the Annual Bonus for any fiscal year, if any, shall be subject to an assessment, in the sole discretion of Board (or the compensation committee thereof), of Company and individual performance in accordance with the terms of the annual cash bonus program established by the Board (or the compensation committee) in respect of such fiscal year. The actual amount of the Executive’s Annual Bonus earned in respect of any fiscal year shall be paid no later than March 15 of the year following the fiscal year to which such Annual Bonus relates. Except as provided in Section 4 below, in order to receive payment of the Annual Bonus for any fiscal year, the Executive must remain employed by the Company through the applicable payment date of such Annual Bonus.

(c)            Equity Compensation. Commencing with the Company’s 2026 fiscal year, for each year during the Term, the Executive shall be eligible to receive annual equity awards under the Omnibus Plan or any other equity incentive plan as in effect from time to time. The targeted grant date fair value of such annual equity awards shall be equal to 50% of Base Salary in effect for the applicable fiscal year, which will be reviewed annually by the Board (or the compensation committee thereof); provided that the actual amount of any annual equity awards granted to the Executive by the Board (or the compensation committee thereof) with respect to any fiscal year shall be determined in the sole discretion of the Board (or the compensation committee thereof). The terms of such annual equity awards shall be determined by the Board (or the compensation committee thereof) in its sole discretion in accordance with the terms of the applicable equity incentive plan.

(d)            Other Benefits. During the Term, the Executive shall be eligible to participate in the employee benefit plans and programs applicable generally to other similarly situated executives of the Company, in accordance with the terms of such plans, as they may be amended from time to time; provided that, during the Term, the Company shall reimburse (or pay on the Executive’s behalf) the applicable premiums for private health insurance coverage maintained by the Executive (including, for the avoidance of doubt, premiums for any coverage of pre-existing conditions) consistent with the Company’s historical practice prior to the Effective Date (such private health insurance coverage, the “Health Insurance Coverage”).

(e)            Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred).

(f)            Vacation. During the Term, the Executive shall be entitled to vacation in accordance with the Company’s policies to the same extent applicable generally to other similarly situated employees of the Company, as they may be amended from time to time.

(g)            Indemnification. During the Term, the Executive shall be covered by the Company’s Directors and Officers (D&O) liability insurance policy and indemnified to the maximum extent permitted by the Company’s Amended and Restated Operating Agreement (as may be amended from time to time) and appliable law.

4.          Termination of Employment.

(a)            Generally. The Term and the Executive’s employment under this Agreement shall be terminated in accordance with this Section 4: (i) immediately upon the Executive’s death or Disability (as defined below); (ii) by the Company at any time for Cause (as defined below) or, upon at least 30 days’ prior written notice, without Cause; (iii) voluntarily by Executive without Good Reason (as defined below) upon at least 60 days’ prior written notice (provided that, at any time after the Executive has provided such written notice to the Company, the Company may, in its sole discretion, elect to terminate the Executive’s employment hereunder at any time prior to the end of such 60-day period, in which case, and notwithstanding anything to the contrary in this Agreement or otherwise, the Executive shall thereupon only be entitled to receive the Accrued Obligations (as defined below), and such termination of employment will not constitute a termination of employment without Cause, result in Good Reason or otherwise entitle Executive to any Severance Benefits (as defined below)); or (iv) by the Executive for Good Reason. The effective date of the termination of the Executive’s employment hereunder is referred to herein as the “Termination Date”.

(b)            Termination for Cause or Resignation Without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)            any accrued but unpaid Base Salary through Termination Date;

(ii)           reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to Termination Date; and

(iii)          such accrued and vested employee benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company.

The amounts described in clauses (i) through (iii) above shall hereinafter be referred to as the “Accrued Obligations.”

(c)            Death or Disability. If the Executive’s employment with the Company terminates due to the Executive’s death or Disability (as defined below), the Executive (or his or her estate, executor, administrator or trustee, as the case may be) shall be entitled to receive (i) the Accrued Obligations and (ii) any earned but unpaid Annual Bonus for the fiscal year prior to the fiscal year of the Company in which the Termination Date occurs (the “Prior Year Bonus”).

(d)            Termination Without Cause or For Good Reason (non-Change in Control). If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, in each case other than during the CIC Protection Period (as defined below), then the Executive shall be entitled to receive the Accrued Obligations and, subject to the Executive’s execution and non-revocation of the release of claims described in Section 4(f) and continued compliance with Sections 5 through 8 and 11 and any other restrictive covenant agreement with the Company to which the Executive is a party (collectively, the “Continuing Obligations”), the Executive shall be entitled to receive the following (collectively, the “Non- CIC Severance Benefits”):

(i)            the Company shall continue to pay the Executive his Base Salary at the rate in effect as of the Termination Date for a period of 12 months following the Termination Date, payable in accordance with the Company’s payroll practices;

(ii)           an amount equal to the Executive’s Annual Bonus for the year in which the Termination Date occurs, based on the actual level of achievement of the applicable performance goals and prorated based on the number of days the Executive is employed during such fiscal year through the Termination Date, payable at the same time annual bonuses are otherwise paid in respect of such fiscal year; and

(iii)           continued reimbursement (or payment on the Executive’s behalf, as applicable) of monthly premiums for the Health Insurance Coverage for a period of 12 months at the same rate as in effect as of the Termination Date.

(e)            Termination Without Cause or For Good Reason (Change in Control). If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, in each case during 3 months prior to, or within 12 months following, a Change in Control (as defined in the Omnibus Plan (the “CIC Protection Period”)), then the Executive shall be entitled to receive the Accrued Obligations and, subject to the Executive’s execution and non-revocation of the release of claims described in Section 4(f) and continued compliance with the Continuing Obligations, the Company shall pay the Executive, within 60 days following the Termination Date, a lump sum payment equal to sum of the following (the “CIC Severance Benefits”, together with the Non-CIC Severance Benefits, the “Severance Benefits”):

(i)            two times the Executive’s Base Salary as in effect on the Termination Date;

(ii)           the Executive’s Target Bonus for the year in which the Termination Date occurs; and

(iii)          An amount equal to the product of (x) the monthly premiums for the Health Insurance Coverage as in effect as of the Termination Date multiplied by (y) 24 months.

(f)            Conditions to Severance Benefits. Notwithstanding anything to the contrary herein, the Severance Benefits shall be provided to the Executive only if (i) the Executive has executed and delivered to the Company a waiver and general release of claims, in a form to be reasonably provided promptly by the Company following the Termination Date (the “Release”), which such Release must be executed, delivered and be irrevocable within 60 days after the Termination Date, (ii) the Executive has not revoked or breached the provisions of such Release and (iii) the Executive has not materially breached the Continuing Obligations (as defined below). Notwithstanding anything to the contrary herein, any payment of the Severance Benefits under Section 4(c)(i) or 4(c)(ii) that is scheduled to occur during the first 60 days following the Termination Date shall not be paid until the first regularly scheduled payroll date following such period and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. If the period during which the Executive may execute or revoke the Release spans 2 taxable years of the Executive, the Severance Benefits shall in all events be paid to the Executive in the second such taxable year, and any Severance Benefits that otherwise would have been payable during the first taxable year shall be paid in a lump sum in the first calendar month of the second taxable year. If, following a termination of employment pursuant to Section 4(c), the Executive materially breaches any of the Continuing Obligations, the Executive shall cease to be eligible for the Severance Benefits, and any and all obligations and agreements of the Company with respect to such payments and benefits shall thereupon cease.

(g)            For purposes of this Agreement, “Cause” means the occurrence of any of the following: (i) the Executive’s gross misconduct or violation of law that is materially injurious to the operations, financial condition or business reputation of the Company, (ii) the Executive’s commission of an act of misappropriation, fraud, embezzlement or breach of a fiduciary duty to the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere with respect to, a (x) felony or (y) other crime involving moral turpitude; (iv) the Executive’s material breach of this Agreement or material breach of any of the Continuing Obligations; (v) the Executive’s material violation of any Company written policy or code of conduct; (vi) the Executive’s willful and continued failure or refusal to substantially perform (other than as a result of Disability), or willful misconduct or gross negligence with respect to the performance of, Executives material duties to the Company; or (vii) the Executive engaging in conduct that is or could reasonably be expected to be materially injurious to the operations, financial condition or business reputation of the Company; provided, however that the Executive shall not be deemed to have been terminated for Cause, unless (x) written notice has been delivered to him or her setting forth the Company’s reasons for the termination for Cause and, (y) except in the case of clauses (ii) and (iii), the Executive has not cured (if curable) the breaches or failures set forth in such notice within 30 days after receipt of such notice.

(h)            For purposes of this Agreement, “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in the Executive’s death or which has lasted or can be expected to last for a continuous period of no less than 12 months.

(i)            For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (a) a reduction in the Executive’s Base Salary by more than 10%; (b) a material reduction in the Executive’s Target Bonus; (c) a material diminution in the Executive’s authority, title, duties or responsibilities under this Agreement or change in reporting such that the Executive no longer directly reports to the Board; (d) a material breach by the Company of this Agreement; (e) the Company requiring the Executive to work principally from a Company office that is more than 25 miles from the Executive’s primary residence; and (f) that this Agreement not being assumed by an acquirer or successor of the Company as a result of a merger or a stock or asset sale. Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (x) the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days following the initial existence or occurrence of such circumstances, (y) the Company has not reasonably cured such circumstances within 30 days from the date on which such notice is received from the Executive and (z) the Executive resigns from his employment effective no later than 30 days after the expiration of such cure period.

5.          Confidentiality.

(a)            Confidential Information.

(i)            Subject to Section 5(b), the Executive agrees that he shall not at any time, except as required in order to perform his services hereunder or with the prior written consent of the Company, or, to the extent permitted pursuant to subsection 5(a)(ii), as required by law, directly or indirectly, (A) use, disseminate, disclose or publish, whether for his benefit or the benefit of any person, firm, corporation or other entity, any Confidential Information or (B)deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any Confidential Information. “Confidential Information” means (A) confidential or proprietary information or trade secrets of or relating to the Company Group including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company Group, whether in tangible or intangible form or (B) confidential or proprietary information with respect to the Company Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.

(ii)            In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

(b)            Whistleblower Provision. The Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations.  As such, nothing in this Agreement or otherwise prohibits or limits the Executive from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and the Executive may do so without notifying the Company.  Neither the Company nor any of its subsidiaries or affiliates may retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Executive from notifying the Company that the Executive is going to make a report or disclosure to law enforcement.  Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Without limiting the foregoing, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

(c)            Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company. To the extent that the Executive acquires any right, title or interest in or to any Confidential Information, the Executive hereby assigns, transfers, conveys and delivers to the Company all such right, title and interest in and to such Confidential Information. All business records, papers and documents and electronic files (including emails) kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, all rights created or contemplated by this Section 5. The Executive further agrees that, upon termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall return to the Company immediately all Confidential Information and all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company.

6.          Non-competition. The Executive agrees that, for a period commencing on the Effective Date and ending 12 months after the date of the Executive’s termination of employment with the Company for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Board, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, own, manage, operate, participate in or be employed or engaged by, a Competing Business (as defined below) in any state within the United States or foreign jurisdiction in which the Company or any of its subsidiaries is then engaged, or at any time during the Term becomes or became engaged, in a Competing Business; provided, however, that nothing herein shall limit the Executive’s right to own not more than 5% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, “Competing Business” means a business or entity that engages in the research, development, marketing, and/or commercialization of topical therapies for wound care, dermatitis, onychomycosis, and/or thermostable intranasal vaccines.

7.          Non-Solicitation. The Executive agrees that during the Restricted Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, or (ii) hire directly or through another entity any person who is or was an employee of the Company or any of its subsidiaries at any time during the 6 months prior to the date such person is to be so hired (other than any person who was terminated by the Company or any of its subsidiaries without cause prior to being so hired), or (iii) induce or attempt to induce any customer, client, supplier, vendor, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its subsidiaries. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any person or entity (other than the Company or any of its subsidiaries) to induce or interfere with any employee, customer, supplier, licensee or other business relation of the Company or any of its subsidiaries.

8.          Assignment of Developments.

(a)            Assignment. The Executive acknowledges and agrees that any and all Developments (as defined below) are and shall be deemed “works made for hire” under 17 U.S.C. § 101 and any other applicable law and shall be and remain the sole and exclusive property of the Company, free and clear of any reserved or other rights of any kind on the Executive’s part (including any Moral Rights), all of which are hereby waived by the Executive. Without limiting the generality of the foregoing, to the extent any Developments do not qualify as a “work made for hire” under applicable law, the Executive hereby irrevocably assigns, transfers, conveys and delivers to the Company all of his right, title and interest in, to and under all such Developments, together with all of the goodwill associated therewith.

(b)            Disclosure. The Executive shall disclose in writing to the Board promptly and fully any and all Developments upon their discovery, conception, creation, development or reduction to practice. The Executive shall not use or incorporate any third-party Intellectual Property Rights into any Developments without the Board’s prior written consent.

(c)            Further Assurances. The Executive shall, at any time upon request and at the expense of the Company, execute, acknowledge and deliver to the Board all instruments, and take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment), that are necessary or desirable in the reasonable opinion of the Board to enable the Company to file and prosecute applications for, and to acquire, maintain, record, register, defend and enforce, any of the Company’s rights in any and all Developments in all countries in which the same are deemed necessary by the Board.

(d)            Waiver of Moral Rights. To the extent the Executive may do so under applicable law, the Executive hereby waives and agrees never to assert any Moral Rights that the Executive may have in or with respect to any Developments, even after termination of the Executive’s work on behalf of the Company or any of its subsidiaries.

(e)            No Challenges. The Executive also agrees that during and after the Term, (a) the Executive will not, directly or indirectly, initiate an inter partes review, derivation proceeding, a covered business method review, post-grant review or other similar administrative review, or otherwise challenge the validity, enforceability or scope of, or any of the Company’s rights in, to or under, any Development, and (b) the Executive will, at the Company’s request and expense, assist the Company to respond to any challenge to the ownership, validity, enforceability or scope of any such Development.

(f)            Records. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company and its subsidiaries are the property of the Company, and will be delivered to the Company or destroyed (at the Board’s request) immediately upon the termination of the Executive’s employment with the Company.

(g)            Definitions. For purposes of this Section 8:

(i)            “Developments” shall mean any and all work product, developments, products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, designs, ideas, improvements and other works, reports, computer software or systems, apparatuses, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, and all Intellectual Property Rights, including any and all Intellectual Property Rights in, to or otherwise relating to any of the foregoing, in each case, (A) relating to the business or future business of the Company or any of its subsidiaries or any of their actual or anticipated research or development, (B) conceived, created or developed using any resources, equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its subsidiaries, or (C) resulting from any work performed by the Executive for the Company or any of its subsidiaries, in each case of clauses (A) – (C), that the Executive, alone or jointly with others, has discovered, conceived, created, made, developed, reduced to practice, or acquired during the Executive’s employment. For the avoidance of doubt, any Intellectual Property Rights conceived, created, made, developed, reduced to practice or acquired by the Executive as part of any Permitted Project shall not be a “Development” hereunder so long as such Intellectual Property Rights (i) do not relate to the business or future business of the Company or any of its subsidiaries or any of their actual or anticipated research or development, (ii) are not conceived, created or developed using any resources, equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its subsidiaries and (iii) do not result from any work performed by the Executive for the Company or any of its subsidiaries (it being understood that, if the Executive’s podcast entitled “Breaking Brad” is a Permitted Project hereunder, then any discussion or promotion on such podcast by the Executive of the Company and/or the Company’s founding shall not constitute a “Development” hereunder).

(ii)            “Intellectual Property Rights” shall mean any and all patents, trademarks, trade names, copyrights, mask works, trade secrets, designs, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, the foregoing.

(iii)            “Moral Rights” shall mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a "moral right."

9.          Certain Remedies. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 5 through 8 and 11. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. Without intending to limit the remedies available to the Company, the Executive agrees that a breach of any of the covenants contained in Sections 5 through 8 or 11 may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 5 through 8 or 11 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any proceeding. The parties further agree that, in the event that any provision of Sections 5 through 8 or 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.        Cooperation. During the Term and thereafter, the Executive shall cooperate in good faith with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). The Company will reimburse the Executive for any reasonable, out-of-pocket travel, lodging and meal expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 10 for which Executive has obtained prior written approval from the Company.

11.        Nondisparagement. During the Executive’s employment with the Company and thereafter, (i) the Executive agrees that he shall not make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media (collectively, “Third Parties”) in any form or medium (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium), which disparages, impugns or attacks, or is otherwise critical of, the reputation, business or character (each, a “Disparaging Statement”) of the Company or any of its directors, officers, employees or shareholders, and (ii) the Company agrees that it shall direct its directors and officers not to make any Disparaging Statements about the Executive to any Third Party.

12.        Nonassignability; Binding Agreement.

(a)            By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)            By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets, or to an affiliate of the Company.

(c)            Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

13.        Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

14.        Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.        Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware (other than conflict of laws principles), applicable to contracts executed in and to be performed in that State.

16.        Arbitration. Any controversy or claim relating to this Agreement any breach thereof, and any claims the Executive may have against the Company or any officer, director, manager, or employee of the Company or arising from or relating to the Executive’s employment with the Company, will be settled solely and finally by arbitration in Delaware in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect in the State of Delaware, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction; provided that the arbitrator shall be selected from a list of qualified arbitrators that is mutually agreed upon by the Company and the Executive. Any award made by the arbitrator(s) shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties acknowledge and agree that their obligations to arbitrate under this Section 16 survive the termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company.

17.        Waiver of Jury Trial. EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18.        Survival of Certain Provisions. The rights and obligations of this Agreement that are intended to survive the termination or expiration of this Agreement (including without limitation those set forth in Sections 5 through 11) shall survive any termination or expiration of this Agreement.

19.        Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, and all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder, including, without limitation, the Employment Agreement dated as of August 9, 2017, by and between the Executive and the Company.

20.        Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Executive, such notices or communications shall be effectively delivered if hand-delivered to the Executive at his principal place of employment or if sent by registered or certified mail to the Executive at the last address on file with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

21.        Section 409A.

(a)            It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations and other interpretive guidance issued thereunder, “Section 409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with such intent. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A. For purposes of Section 409A, each right to a payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A.

(b)            To the extent that Executive is a “specified employee” within the meaning of Section 409A as of the date of Executive’s separation from service (as determined by the Company), no amounts payable under this Agreement that constitute “deferred compensation” within the meaning of Section 409A that are payable on account of Executive’s separation from service shall be paid to Executive until the expiration of the 6-month period measured from the date of such separation from service (or, if earlier, the date of Executive’s death following such separation from service). Upon the first business day following the expiration of such delay period, all such amounts deferred pursuant to the preceding sentence will be paid to Executive (without interest).

(c)            Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

22.        Section 280G. If the Executive would be entitled to payments or benefits under this Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code, the present value of the Executive’s payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if Executive would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. If payments or benefits are to be reduced, any such reduction in payments and/or benefits shall be made in accordance with Section 409A and shall occur in the manner that results in the greatest economic benefit to the Executive as determined by the Company’s independent accountant. All determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and 4999 of the Code will be made by the Company’s independent accountant and shall be final and binding on the parties.

23.        Executive Representation. The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

24.        Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

25.        Captions and Headings. The descriptive captions and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

26.        Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

TURN THERAPEUTICS, Inc.

By:
Name: Zuraiz Chaudhary
Title: Interim Chief Financial Officer, Vice President of Finance and Chief Accounting Officer

Bradley E. Burnam

Name: Bradley Burnam